Exhibit 5(a)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND
                               175 Federal Street
                           Boston, Massachusetts 02110

                                                     November 14 , 1986

Scudder, Stevens & Clark Ltd.
175 Federal Street
Boston, MA 02110

                          Investment Advisory Agreement

Dear Sirs:

     Scudder Variable Life Investment Fund (the "Fund") has been established as a Massachusetts business trust to engage in the business of an investment company. The shares of beneficial interest of the Fund are divided into separate series ("Portfolios"), each of which is established pursuant to written instruments executed by the Trustees of the Fund. Portfolios may be terminated, and additional Portfolios established, from time to time by action of the Trustees. The Fund has selected you to act as the sole investment adviser for the Portfolios of the Fund referred to in Paragraph 5 herein and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

      1. Delivery of Fund Documents. The Fund has furnished you with copies properly certified or authenticated of each of the following:

      (a) Declaration of Trust of the Fund, dated March 15, 1985, as amended from time to time.

      (b)   By-Laws of the Fund as in effect on the date hereof.

      (c) Resolutions of the Trustees of the Fund selecting you as investment adviser and approving the form of this Agreement.

      (d) Written Instruments to Establish and Designate Separate Series of Shares.
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The Fund will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

      2. Name of Fund. The Fund may use any name derived from the name "Scudder, Stevens & Clark", if it elects to do so, only for so long as this Agreement, any other Investment Advisory Agreement between you and the Fund, or any extension, renewal or amendment hereof or thereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

      3. Advisory Services. You will regularly provide each Portfolio of the Fund with investment research, advice and supervision and will furnish continuously an investment program for each Portfolio consistent with the investment objectives and policies of such Portfolios and of the Fund. You will determine what securities shall be purchased for each Portfolio, what securities shall be held or sold by each Portfolio, and what portion of each Portfolio's assets shall be held uninvested, subject always to the provisions of the Fund's Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended, and to the investment objectives, policies and restrictions of such Portfolios and of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Fund.

      4. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Fund and will make available, without expense to the Fund, the services of such of your managing directors, principals and employees as may duly be elected officers or Trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Fund's office rent and will provide investment advisory research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses


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of the Fund; clerical salaries; fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; taxes or governmental fees; the fees and expenses of the transfer agent of the Fund; the cost of preparing share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of the Fund; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Trustees of the Fund who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses; or the fees or disbursements of custodians of the Fund's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Fund insofar as they govern agreements with any such custodian. You shall not be required to pay expenses of any activity which is primarily intended to result in the sale of shares, including clerical expenses, of offer, sale, underwriting and distribution of the Fund's shares if and to the extent that such expenses (i) are required to be borne by a principal underwriter which acts as the distributor of the Fund's shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Fund shall have adopted a plan in conformity with Rule 12b-1 under the Investment Company Act of 1940, as amended, providing that the Fund shall assume some or all of such expenses. You shall be required to pay such of the foregoing expenses as are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Fund pursuant to such a plan.

      5. Compensation of the Adviser. For all services to be rendered and payments made as provided in paragraphs 3 and 4 hereof, the Fund will pay you on the last day of each month a fee equal to 1/12 of the sum of the following fees computed as a percentage of the average daily net assets for such month of each of the respective Portfolios: Money Market Portfolio - .37%; Managed Bond Portfolio - .475%; Managed Equity Portfolio - .475%; Managed Diversified Portfolio - .475%; 1990 Managed Zero Coupon Portfolio - .425%; 1995 Managed Zero Coupon Portfolio - .425%; 2000 Managed Zero Coupon Portfolio - .425%; 2005 Managed Zero Coupon Portfolio - .425%; and 2010 Managed Zero Coupon Portfolio -
 .425%. The "average daily net assets" of a Portfolio are defined as the average of the values placed on the net assets of such Portfolio as of 4:00 p.m. (New York time), on each day on which the net asset value of the Fund's Portfolios is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act of 1940 or, if the Fund lawfully determines the value of the net assets of a


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Portfolio as of some other time on each business day, as of such time. The value of net assets of each Portfolio shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Fund. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 5, the value of the net assets of each Portfolio of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's Portfolios may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund's Portfolios has been suspended pursuant to the Declaration of Trust of the Fund for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Portfolios of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its Portfolios more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5. You may waive all or a portion of your fees provided for hereunder. In the event that others than you agree to assume expenses of the Fund by way of reimbursement or otherwise, you may as a matter of administrative convenience, but shall not be obligated to, advance to the Fund an amount representing all or a portion of the expenses so assumed. If you do advance such an amount to the Fund and you are not repaid after a reasonable time by the party whose obligation it is to assume such expense of the Fund, you shall be entitled to have the amount of such advance returned to you upon request.

      6. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your managing directors, principals, directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. If any occasion should arise in which you give any advice to clients of yours concerning the shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.


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      7. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

      8. Duration and Termination of this Agreement. This Agreement shall remain in force with respect to each Portfolio until September 30, 1987, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of such Portfolio. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of such Portfolio, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act of 1940, as modified by Rule 18f-2 under the Act, (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

      9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to any Portfolio until approved by vote of the holders of a majority of the outstanding voting securities of such Portfolio and by the Trustees, including a majority of the Trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

      10. Miscellaneous. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder. The captions in


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this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      The name "Scudder Variable Life Investment Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated March 15, 1985 and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

      If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract.

                                              Yours very truly,

                                              SCUDDER VARIABLE LIFE
                                              INVESTMENT FUND


                                              By /s/ David B. Watts
                                                 ------------------------
                                                 President


The foregoing Agreement is hereby accepted as of the date thereof.

                                              SCUDDER, STEVENS & CLARK LTD.


                                              By /s/ Daniel Pierce
                                                 -----------------------
                                                 Managing Director


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